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Lincoln Educational Services Corporation Welcomes Marketing Executive Marta Ronquillo Newhart and Former Treasurer of the United States Anna Escobedo Cabral to its Board of Directors

PARSIPPANY, N.J., July 1, 2024 (GLOBE NEWSWIRE) -- Lincoln Educational Services Corporation (NASDAQ: LINC) today announced that Marta Ronquillo Newhart and Anna Escobedo Cabral, have been appointed to the Company’s Board of Directors. Both Marta and Anna are passionate about the transformative power of education and firmly believe that vocational training provides opportunity for entry into the middle class and beyond.  Besides having demonstrated exceptional leadership and achievement in their respective fields, they are strong advocates for the Latino community which represents the largest segment of Lincoln Tech’s student population.

“We are pleased to welcome both Marta and Anna to Lincoln’s Board of Directors,” said John A. Bartholdson, non-executive Chair of the Board of Lincoln.  “Marta’s and Anna’s breadth of leadership experience across many diverse enterprises makes them both a strong complement to our board.  The other board members and I, along with our executive team, are excited to work with Marta and Anna to further Lincoln’s ongoing efforts at becoming the country’s leading career training organization.”

Marta Ronquillo Newhart is currently serving as Independent Director, Enterprise Leader and Chief Marketing, Communications & Brand Officer at APCO Worldwide, a global advisory and advocacy firm serving as strategic advisors to some of the world’s leading corporations.

Prior to her appointment to APCO Worldwide, she served as Chief Communications and Brand Officer for Westinghouse and led communications and brand for a $4.6B private energy and technology company.

“We are thrilled to have Marta joining our Board of Directors,” said Scott Shaw, Lincoln’s President & CEO and a Board member.  “She is a high-caliber executive and expert in her field who exudes great enthusiasm and positivity.  Marta’s expertise in Corporate Social Responsibility and Diversity Equity and Inclusion, and experience as the highest-ranking Latino executive at one Dow Jones Industrial Average company and three Nasdaq companies, will greatly benefit our students, employees and the organization as a whole.”

Her professional experience will help to broaden the Board’s perspective and enhance the Company’s ability to execute on its long-term growth strategy.  With her appointment to the board, Ms. Ronquillo Newhart was also appointed to the Board’s Nominating and Corporate Governance Committee.

Ms. Ronquillo Newhart was recently recognized with Diversity Journal’s Latino Leadership Award, a Lifetime Achievement Award, and Hall of Fame Induction from Ragan Communications, and Corporate America’s Most Inclusive Leader Award from GlobalMinded.

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Ms. Ronquillo Newhart has a bachelor’s degree in International Business and International Communications from the University of Washington in Seattle and an MBA in Business Management and Marketing from Pepperdine University in Malibu.

Anna Escobedo Cabral is currently a board member of Navient Corporation, a student loan servicer, where she serves as Chair of the Audit Committee and a member of the Nominations and Governance Committee.  She has been a director there since December 2014.

She previously served as Treasurer of the United States of America from 2004 to 2009. In this role, she oversaw the Bureau of Engraving and Printing and the U.S. Mint. In addition, she led the Treasury's community development and public outreach efforts, including financial education initiatives designed to increase financial literacy and remove barriers to Americans’ success.

From 2009 to 2018, Ms. Cabral served as senior advisor for external relations at the Inter-American Development Bank. She also has served as director of the Smithsonian Institution's Center for Latino Initiatives and CEO of the Hispanic Association of Corporate Responsibility. She has served as chair of the Financial Services Roundtable Retirement Security Council and is a member of MANA, a national Latina organization.

With her appointment to the board, Ms. Escobar Cabral was also appointed to the Board’s Audit Committee.

“We are so fortunate to have Anna join on our Board of Directors,” said Mr. Shaw.  “Her exemplary background in public service will be an enormous asset to our organization, and her passion for assisting the Latino population will be of immense benefit to our diverse community of students. Anna’s work in government building coalition from diverse points of view will be a great benefit for our company as we navigate through the highly regulated environment in which we operate.”

Ms. Escobar Cabral has a Bachelor of Arts degree in Political Science from the University of California, Davis; a Master’s Degree in Public Administration from Harvard University John F. Kennedy School of Government; and a Juris Doctorate from George Mason University School of Law.

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ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 22 campuses in 13 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, please go to www.lincolntech.edu.

Contact:

Lincoln Educational Services Corporation
Brian Meyers, CFO
973-736-9340
bmeyers@lincolntech.edu